Exhibit (a)(1)(k)

FOR IMMEDIATE RELEASE

Cegeka Successfully Completes the Tender Offer for Computer Task Group, Incorporated

HASSELT, BELGIUM/LIMBURG (December 13, 2023) – Cegeka Groep NV (“Cegeka”) announced today that its wholly owned subsidiary, Chicago Merger Sub, Inc. (“Merger Sub”), has successfully completed its tender offer to purchase all outstanding shares of common stock of Computer Task Group, Incorporated (NASDAQ: CTG) (“CTG”), at a price of $10.50 per share, net to the seller in cash, without interest and less any applicable withholding taxes. CTG is a leader in North America and Western Europe helping companies employ digital IT solutions and services to drive their productivity and profitability.

This transaction aligns with Cegeka’s long-term strategic vision for growth and ambition. “This transaction is a logical next step in Cegeka’s continuous growth journey. By joining forces with CTG, we are creating a powerful IT player with a portfolio of integrated end-to-end solutions, supported by a strong Global Delivery Center Network and innovative technologies, transforming from a European to a global organization. Together, we will have operations in 19 countries and employ over 9,000 IT professionals,” said Stijn Bijnens, CEO of Cegeka.

“This merger enables both the customers and employees of CTG and Cegeka to grow forward together. On behalf of all Cegeka teams, we welcome the employees of CTG across the Americas, Colombia, Europe, and India to the Cegeka family,” said André Knaepen, Chairman of the Board of Directors of Cegeka.

Mr. Bijnens continued: “We will take the time necessary to finish developing and executing a thoughtful and well-communicated integration plan with the well-being of our customers and employees of top consideration. In 2024, we’ll focus on establishing the fundamentals necessary to drive our evolution into a powerful and integrated company in 2025.” As part of the acquisition, CTG’s CEO, Filip Gydé will not continue with the combined organization. “We thank Filip for his long and dedicated service and many contributions to CTG”, said Mr. Bijnens.

Additional information about the tender offer and acquisition

The tender offer for all of the outstanding shares of CTG common stock expired one minute after 11:59 P.M., Eastern Time, on December 12, 2023 (12:00 A.M., Eastern Time, on December 13, 2023).

Computershare Trust Company, N.A., as the depositary for the tender offer, has advised that, as of the expiration of the tender offer, 12,806,181 shares were validly tendered and not validly withdrawn pursuant to the tender offer, representing approximately 73.79% of the issued and outstanding shares of CTG. The condition to the tender offer that at least one share more than 66 2/3 percent of the outstanding CTG shares at the expiration of the tender offer be validly tendered and not validly withdrawn, and all other conditions to the tender offer, have been satisfied. Accordingly, Merger Sub has accepted payment and will promptly pay for all shares validly tendered and not withdrawn.

Cegeka will today move forward with a merger of Merger Sub with and into CTG under Section 905(a) of the New York Business Corporation Law. Each share issued and outstanding immediately prior to the effective time of the merger (other than shares (i) held in the treasury of CTG or owned by Cegeka, Merger Sub, or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the effective time of the merger or (ii) held by shareholders who validly exercise appraisal rights under New York law with respect to such shares) will be canceled and automatically converted into the right to receive $10.50 per share, net to the seller in cash, without interest and less any applicable withholding taxes. Upon completion of the merger, CTG will become a wholly owned subsidiary of Cegeka, and CTG shares of common stock will no longer be listed on NASDAQ.

Cegeka will fund the acquisition through existing cash resources and bank financing.

About Cegeka

Cegeka is an ambitious and leading IT solutions provider. In line with our motto, ‘In close cooperation,’ we strive to provide the best possible customer service and support our more than 2,500 customers in their digitization journey. Cegeka offers integrated end-to-end solutions in the fields of Data, Applications, and Infrastructure, which are strongly interconnected.

Cegeka has over 6,000 employees with locations in Belgium, Luxembourg, the Netherlands, Germany, Austria, Romania, Moldova, Italy, the Czech Republic, Slovakia, Sweden, the United States, Greece, and Denmark, and has a consolidated turnover of €871 million (in 2022). Cegeka is a European family-owned company. It was founded in 1992 by André Knaepen, who is currently the chairman of the board of directors. CEO Stijn Bijnens manages the Company from its head office in Hasselt, Belgium.

About CTG

CTG is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a faster, more reliable, results-driven partner focused on integrating digital technology into all areas of its clients to improve their operations and increase their value proposition. CTG’s engagement in the digital transformation process drives improved data-driven decision-making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG operates in North America, South America, Western Europe, and India. CTG regularly posts news and other important information at www.ctg.com.

Forward Looking Statements

This press release contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results, including statements regarding the acquisition of CTG by Cegeka (the “Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka. However, these forward-looking statements do not guarantee performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the effects of the Acquisition on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of Cegeka and CTG’s control and could cause actual results to differ materially. The forward-looking statements included in this press release are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.